MINUTES OF MEETING
OF BOARD OF DIRECTORS
OF Bigfoot Project Investments Inc.

The meeting of the Board of Directors of the above-named corporation was held telephonically on December 13, 2019 at 3:00pm Eastern.
The following Directors were present, constituting a quorum:

Joseph Cellura, Joseph Frontiere, Michael Ghiselli, Alexandra Aizenshtadt and Sara Reynolds

The meeting was called to order by Joseph Cellura

This meeting was called for the purpose of voting on the proposed reverse stock split to help the business in future acquisitions and debt resolution. The Board discussed the ratio and requested a breakdown for splits of 50,000 to one and 100,000 to 1. After discussions a motion was made by Michael Ghiselli to approve a reverse stock split with the ratio of 100,000 to 1. The motion was seconded by Joseph Frontiere.

The Board voted unanimously to file a reverse stock split with the state of Nevada directing the Corporate Secretary to draft the documents and upon approval of the drafted documents to submit to the Secretary of the State of Nevada.

There being no further Corporate business, the meeting was adjourned.

DocuSigned by:
Joseph cellura
C4714D8A842E42B...
Joseph Cellura, Chairman

DocuSigned by:
joseph frontiere
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Joseph Frontiere, President

Michael F Ghiselli
Michael Ghiselli, COO

DocuSigned by:
Alexandra Aizenshtadt
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Alexandra Aizenshtadt, Member

Sara Reynolds, Secretary